EXHIBIT 99.1

SGS REPORTS Q1 2009 REVENUE OF $80.7 MILLION, AND NET INCOME OF

$8.4 MILLION

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the first quarter of 2009 were $80.7 million, down 3.1%, or $2.6 million, from the $83.3 million reported in the first quarter of 2008.

The decrease in sales was due to changes in foreign currency exchange rates. The strengthening of the US Dollar versus the Canadian Dollar and the British Pound reduced first quarter 2009 sales as compared to first quarter 2008 by $3.0 million and $3.1 million, respectively. Acquisitions made during 2008 positively impacted first quarter revenue by $2.5 million in 2009 versus first quarter 2008. Excluding currency fluctuations and acquisitions, sales for the first quarter of 2009 increased by $1.0 million, or 1.2%, compared to the first quarter of 2008. Gross margin percentage (exclusive of depreciation) in the first quarter of 2009 was 36.3% compared to 34.8% for the first quarter of 2008.

Net income for the first quarter increased from a break-even position last year to a positive $8.4 million in the current quarter. The increase was primarily due to a $10.5 million pre-tax gain recorded on the extinguishment of some debt holdings.

EBITDA (a non-GAAP measure) increased by $0.3 million, or 1.8%, in the first quarter of 2009 from $16.4 million in 2008 to $16.7 million in the current year. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $1.3 million in 2009 and $1.6 million in 2008. The reconciliation of this non-GAAP measure to the GAAP measure of Net income is as follows:
	Quarter Ended 03/31/09 (in millions)	Quarter Ended 03/31/08 (in millions)

Net income	$ 8.4	$ 0.0

Subtract:
Gain on debt extinguishment	10.5	0.0
Add:
Depreciation and amortization	5.7	6.5
Other expense (income), net	(0.5)	0.4
Interest expense	8.1	9.5
Income tax expense	5.5	0.0

EBITDA	$ 16.7	$ 16.4

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "In a very difficult economic environment, Southern Graphic Systems delivered organic growth in first quarter sales in 2009, increased EBITDA versus one year ago, and delivered record net income. We also reduced our net debt by $10.2M versus our 2008 year-end position. During the remainder of 2009, we expect to continue to concentrate on exceeding our customers' expectations. We will also continue to pursue organic growth, consolidate operations, integrate recently completed acquisitions, and pay down outstanding debt."

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Tuesday, May 12, 2009. Please dial (1-800-374-0624) in the USA or (1-706-634-7233) internationally to access the call. The conference ID number is 98153144

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.